Exhibit 10.3

TIVITY HEALTH, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated GRANT DATE, is by and between Tivity Health, Inc., a Delaware corporation (the “Company”), and Richard M. Ashworth (the “Grantee”).  Terms not otherwise defined herein shall have the meanings given to them in the Grantee’s Employment Agreement, dated May 20, 2020 (as may be amended from time to time, the “Employment Agreement”).

Section 1.Restricted Stock Unit Award.  The Grantee is hereby granted 150,000 restricted stock units (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the “Stock”), subject to the terms and conditions of this Agreement.

Section 2.Vesting of the Award.  Except as otherwise provided in Section 3 and Section 5 below, the Restricted Stock Units will vest at such times (each, a “Vesting Date”) and in the amounts set forth below, as long as the Grantee is serving as an employee of the Company on the Vesting Date.

Vesting Date	Number of Restricted Stock Units
One Year from Grant Date Two Years from Grant Date Three Years from Grant Date	50,000 50,000 50,000

The Company shall, in its sole discretion, issue (a) one share of Stock (in the aggregate, such shares, the “Distributed Shares”), (b) cash in an amount equal to the closing stock price per share of Stock on the Vesting Date or other date on which the Restricted Stock Units vest pursuant to Section 3 or Section 5 (or if such date is not a trading day, then on the last trading day immediately preceding such date) or (c) a combination of cash and Stock (as described in this Section 2), to the Grantee in settlement of each vested Restricted Stock Unit  at or around the time the Restricted Stock Unit vests pursuant to this Agreement. The Distributed Shares, if any, shall be represented by a certificate or by a book-entry in the Company’s records.

Section 3.Forfeiture on Termination of Employment.

3.1.Termination by the Company for Cause.  If the Grantee’s employment with the Company is involuntarily terminated for Cause prior to the Vesting Date, then all Restricted Stock Units that have not vested prior to the Date of Termination will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units. For purposes of this Agreement, the term “Date of Termination” shall have the meaning set forth in the Employment Agreement.

3.2.Termination by the Company without Cause or by the Grantee for Good Reason. If Grantee’s employment with the Company (a) is involuntarily terminated by the Company without Cause, or (b) is terminated by the Grantee for Good Reason, then, subject to Grantee’s execution of the release of claims in the form attached to the Employment Agreement, the number of Restricted Stock Units scheduled to vest on the nearest future Vesting Date will be accelerated to vest on the Date of Termination and all Restricted Stock Units that have not vested following such acceleration will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement. Any

Restricted Stock Units that vest pursuant to this Section 3.2 shall be settled promptly following the Vesting Date (as modified) as provided in Section 2.

3.3.Termination by Death or Disability.  If the Grantee’s employment with the Company terminates by reason of death or Disability (as defined in the Employment Agreement), then the number of Restricted Stock Units scheduled to vest on the nearest future Vesting Date will be accelerated to vest on the Date of Termination and all Restricted Stock Units that have not vested following such acceleration will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units.

3.4.Other Termination.  Subject to Section 5.2, if the Grantee’s employment with the Company terminates for any reason other than as described in Sections 3.1 through 3.3 above (or if Grantee fails to execute the release of claims in the form attached to the Employment Agreement, if applicable), then all Restricted Stock Units that have not vested prior to the Date of Termination will immediately thereupon be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units.

Section 4.Voting Rights and Dividends.  The Grantee shall be credited with cash dividend equivalents with respect to each Restricted Stock Unit outstanding at the time (and in the amount) of any payment of dividends to stockholders on a share of Stock, and such dividend equivalents shall accumulate and be paid (in cash, without interest) to the Grantee when and only if the Restricted Stock Units to which they relate become vested and are settled in accordance with this Agreement.  The Grantee shall not have any voting rights with respect to the Stock underlying the Restricted Stock Units prior to the issuance of the Distributed Shares.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.Restrictions on Transfer; Change in Control.

5.1.General Restrictions.  The Restricted Stock Units shall not be transferable by the Grantee (or his legal representative or estate, as applicable) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2.Change in Control.

(a)If in connection with a Change in Control, the acquiring corporation  (or other successor to the Company in the Change in Control) assumes the Restricted Stock Units, Grantee shall continue to vest in (and receive settlement of) the Restricted Stock Units as provided in Sections 2 and 3 hereof; provided, that if Grantee’s employment with the Company (or its successor company) (a) is involuntarily terminated within 12 months following a Change in Control without Cause, or (b) is terminated by the Grantee for Good Reason within 12 months following a Change in Control, all restrictions imposed on the Restricted Stock Units shall thereupon lapse, the Restricted Stock Units will become fully vested, and the Company (or its successor company) shall thereupon settle the Restricted Stock Units in accordance with Section 2.

(b)If in connection with a Change in Control, the acquiring corporation (or other successor to the Company in the Change in Control) does not assume the Restricted Stock Units, then the Restricted Stock Units shall vest and be settled in Stock issued to the Grantee immediately prior to the Change in Control.

(c)For purposes of this Agreement, a “Change in Control” has the meaning set forth in the Company’s Second Amended and Restated 2014 Stock Incentive Plan (the “Incentive Plan”).

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Section 6.Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Grantee (or his legal representative or estate or any third party transferee, as applicable), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.Restricted Stock Units Award Subject to Recoupment Policy. The award of Restricted Stock Units is subject to the Tivity Health, Inc. Compensation Recoupment Policy (the “Policy”), and such Restricted Stock Units, or any amount traceable to the award of Restricted Stock Units, shall be subject to the recoupment obligations described in the Policy.

Section 8.Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company in a manner that leaves Grantee in the same or better economic position after such adjustment as compared to prior to such adjustment.

Section 9.Tax Withholding.  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from wages or other amounts payable to the Grantee, an amount necessary to satisfy any federal, state and local withholding tax requirements attributable to the vesting and payment of the Restricted Stock Units prior to the delivery of the Distributed Shares, or cash, as applicable, or may withhold from the Distributed Shares an amount of Stock having a Fair Market Value (as such term is defined in the Incentive Plan) equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 10.Confidentiality, Non-Solicitation and Non-Compete.  In the event Grantee is adjudged, by final ruling of a court of competent jurisdiction, to have breached any confidentiality, non-solicitation or non-compete covenants to which he is subject, the Restricted Stock Units shall immediately thereupon expire and be forfeited, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 11.Miscellaneous.

11.1.Entire Agreement.  This Agreement and the Employment Agreement contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock Units granted hereby, and supersedes any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement and/or the Employment Agreement.

11.2.Employment.  By entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Employment Agreement.

11.3.Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

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11.4.Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

11.5.Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:Tivity Health, Inc.

701 Cool Springs Blvd

Franklin, Tennessee 37067

To the Grantee:	Richard M. Ashworth
(Grantee name and address)	Address on File
at Tivity Health

11.6.Amendment.  The Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

11.7.Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

11.8.Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

11.9.Interpretation; Resolution of Disputes; Section 409A.

(a)It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this Agreement, all of which shall be binding upon the Grantee.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes absent manifest error.

(b)Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith.  However, under certain circumstances, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant

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and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment.  Application of the term “termination of employment” or similar terms shall be interpreted consistently with the definition of “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations. Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. If the Restricted Stock Units constitute deferred compensation and are subject to Section 409A of the Code, if a release is required for settlement of Restricted Stock Units and if the period in which to consider and revoke the release begins in one taxable year and ends in a second taxable year, such settlement shall not occur until the second taxable year. Notwithstanding anything in this Agreement to the contrary, Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him, or in respect of any payment or benefit delivered in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Grantee harmless from any or all such taxes or penalties.

11.10.Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representative and permitted assignees.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Restricted Stock Unit Award Agreement to be duly executed as of the day and year first written above.

TIVITY HEALTH, INC.

Name:

Title:

GRANTEE: Richard M. Ashworth

Online Grant Acceptance Satisfies

Signature Requirement

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